SHU JIN LAW FIRM

24/F., AEROSPACE SKYSCRAPER, NO. 4019 SHENNAN ROAD, SHENZHEN, P.R. CHINA
(Tel.): (0755) 88265288           (Fax.): (0755)83243108
(Website): http://www.shujin.cn

July 24, 2010

Compass Acquisition Corporation
c/o Stuarts Corporate Services Ltd. P.O. Box 2510
Grand Cayman Ky1-l104
Cayman Islands

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion on the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective as at the date hereof (the “PRC Laws”). We have acted as PRC legal counsel for Compass Acquisition Corporation (the “Company” ), a company incorporated under the laws of Cayman Islands, and its subsidiaries, Tsing Da Century Education Technology Co., Ltd., a company organized under the laws of the British Virgin Islands (“Tsingda BVI”), Beijing Tsingda Century Management Consulting Co., Ltd., a company organized under PRC law (“Tsingda WFOE”).

For the purposes of this opinion, we have examined such questions of fact and law, as we consider necessary or appropriate. Based on the foregoing, we are providing the following opinion.

1.

As of the date of this opinion: (i) Tsingda WFOE has been duly incorporated and is validly existing as a wholly foreign-owned enterprise with limited liability under the PRC Laws and its current business license is in full force and effect; (ii) all of the equity interests of Tsingda WFOE are owned by Tsingda BVI, free and clear of all liens, security interest, mortgage, or pledge (collectively, the “Encumbrances”); and (iii) the entire amount of the registered capital of Tsingda WFOE has been paid in accordance with its articles of association and the relevant PRC Laws.

2.	As of the date of this opinion: (i) Beijing Tsingda Century Investment Consultant of Education Co., Ltd. (“Tsingda VIE”) has been duly incorporated and is validly existing as a limited liability company under the PRC Laws and its current business license is in full force and effect; (ii) all of the equity interests of Tsingda VIE are owned by Zhang Hui, Shenzhen Rui Datong Investment Partnerships, Yu Sheng, Liu Juntao, Wan Liang, Yang Fanbin, Weng Jingmei, Shen Jing and Ye Jiabo, free and clear of any Encumbrances; and (iii) the entire amount of the registered capital of Tsingda VIE has been paid in accordance with its articles of association and the relevant PRC Laws.

3.

The equity ownership structure of Tsingda VIE complies with the PRC Laws and no consent, approval or license other than those already obtained is required under the existing PRC Laws for such equity ownership structure. Tsingda VIE’s operations as described in the SEC Filings do not contravene the prohibitions of the business certificate of Tsingda.

4.

Tsingda WFOE signed a series of agreements with Beijing Tsingda Century Investment Consultant of Education Co., Ltd. (the “Tsingda Consultant”) and Tsingda Consultant’s shareholders on April 26, 2010, including Voting Right Proxy Agreement, Option Agreement, Equity Pledge Agreement, Consulting Services Agreement and Operating Agreement (collectively, the “VIE Agreements”). Tsingda VIE and each Tsingda VIE shareholder: (i) have the civil capacity, legal right and power to enter into and perform its obligations under each of the VIE Agreements to which they are a party, and (ii) have taken all necessary corporate action to authorize the execution, delivery and performance of, and have duly authorized, executed and delivered, each of the Agreements to which they are a party.

5.

Each of the VIE Agreements is validly executed and delivered by each of the parties thereto, is legally effective and binding upon each party thereto under the PRC Laws and enforceable against it in accordance with its terms, subject to the required approvals, registrations and filings (as the case may be) with the relevant PRC Authorities.

6.

No Governmental Authorizations is required in connection with the execution, delivery and effectiveness of each of the VIE Agreements except for the required approvals, registrations and filings with the relevant PRC Authorities referred to in paragraph 5 above.

7.

Each Subsidiary and Tsingda VIE have all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and have made all declarations and filings with any governmental or regulatory agency or any court in the PRC (collectively, the “Governmental Authorizations”) to own, lease, license and use its properties and assets, and conduct their business in the manner as currently conducted or contemplated;

and such licenses, consents, authorizations, approvals, orders, certificates or permits contain no materially burdensome restrictions or conditions not disclosed. No Subsidiary or Tsingda VIE has any reason to believe that any regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits. Further, each Subsidiary and Tsingda VIE are in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits in all material respects.

8.

Each Subsidiary and Tsingda VIE have valid titles to all of their properties and assets, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options or restrictions. Each lease agreement to which such Subsidiary or Tsingda VIE is a party is legally executed. The leasehold interests of each Subsidiary or Tsingda VIE are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under PRC law. Neither the Company nor any Subsidiary nor Tsingda VIE owns, operates, manages or has any other right or interest in any other material real property of any kind.

9.

No Subsidiary or any of its subsidiary or Tsingda VIE is in breach or violation of or in default, as the case may be, under (A) its articles of association, business license or any other constituent documents, (B) any material obligation, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by PRC law, (C) any material obligation, license, lease, contract or other agreement or instrument governed by PRC law to which it is a party or by which any of its properties may be bound or affected, except for such breach or violation or default as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (D) any law, regulation or rule of the PRC, or any decree, judgment or order of any court in the PRC, applicable to such Subsidiary or any of its subsidiaries or Tsingda VIE (nor has any event occurred which with notice, lapse of time, or both would result in any breach of, or constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness).

10.

There are no legal, governmental, administrative or arbitrative proceedings before any court of the PRC or before or by any governmental agency or body or other authority in the PRC pending or, to the best of such counsel’s knowledge, threatened against, or involving the properties or business of, the Company or any Subsidiary or Tsingda VIE or to which any of the properties of the Company or any Subsidiary or Tsingda VIE is subject which will have a Material Adverse Effect.

11.

All dividends and other distributions declared and payable on the Company’s equity interests in the Subsidiaries in Renminbi, may under the current laws and regulations of the PRC be payable in foreign currency and may be freely transferred out of the PRC.

12.

Each Subsidiary owns or otherwise has the legal right to use, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by it in connection with the business currently operated by it. To the best of such counsel’s knowledge after due inquiry, no Subsidiary nor Tsingda VIE has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any Material Adverse Effect.

13.

The former shareholders of the Tsingda BVI prior to the Reverse Merger (the “Individual Shareholders”) have obtained all necessary PRC Governmental Authorizations in connection with (a) the establishment of, or acquisition of any interest in, the Tsingda BVI by the Individual Shareholders; (b) the capitalization or funding of Tsingda BVI; and (c) any investment by Tsingda BVI or the Company in the PRC, including without limitation the establishment by either of them of any foreign-invested entity in the PRC or the acquisition by either of them of the equity or assets of any PRC entity.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

This opinion is given solely for the benefit of the persons to whom it is addressed. It may not, without our prior written permission, be relied upon by anyone else or used for any other purpose.

Yours faithfully,

SHUJIN LAW FIRM

[SEAL]

Wang, XianZhong

/s/ Wang